Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Verde Bio Holdings, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated July 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of Verde Bio Holdings, Inc. as of and for the years ended April 30, 2020 and 2019, in its Registration Statement on Form 1-A relating to the registration of up to 100,000,000 common shares. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

January 8, 2021